Exhibit 99.1

PRESS RELEASE

First Community Bancorp

(NASDAQ: FCBP)

Contact:	Matthew P. Wagner	Victor R. Santoro
	President and	Executive Vice President and
	Chief Executive Officer	Chief Financial Officer
	120 Wilshire Boulevard	120 Wilshire Boulevard
	Santa Monica, CA 90401	Santa Monica, CA 90401
Phone:	310-458-1521 x 271	310-458-1521 x 288
Fax:	310-451-4555	310-451-4555

FOR IMMEDIATE RELEASE

July 22, 2004

FIRST COMMUNITY BANCORP ANNOUNCES EARNINGS FOR THE SECOND QUARTER OF 2004

— Net Earnings and EPS Grow 17% from the First Quarter, Fueled by $101 Million of Organic Loan Growth —

— Net Interest Margin Reaches 5.61% and Deposit Cost Declines to 0.34%—

— Demand Deposit Balances Increase to 44% of Total Deposits —

Rancho Santa Fe, California . . . First Community Bancorp (Nasdaq: FCBP) today announced second quarter 2004 net earnings of $8.8 million, or $0.55 per diluted share, compared to second quarter 2003 net earnings of $8.6 million or $0.55 per diluted share.  Second quarter 2003 results included after tax securities gains of $1.0 million, or $0.06 per diluted share.  There were no such gains in the second quarter of 2004.

Second quarter earnings growth was fueled by organic loan growth of $100.7 million, as compared to $45.0 million and $50.0 million of organic loan growth experienced in the first quarter of 2004 and the fourth quarter of 2003.

Net earnings for the six months ended June 30, 2004, were $16.3 million, or $1.02 per diluted share, compared to net earnings of $15.9 million, or $1.01 per diluted share, for the same period of 2003.  Net earnings for the six months ended June 30, 2003, included after tax securities gains of $1.0 million, or $0.06 per diluted share.  After tax securities gains for the six months ended June 30, 2004, were $17,000.

The comparability of financial information is affected by our acquisitions.  Operating results include the operations of acquired entities from the dates of acquisition.  Verdugo Banking Company ($212 million in assets) was acquired in August 2003, First Community Financial Corporation, or FC Financial, ($80 million in assets) was acquired in March 2004, and Harbor National Bank ($173 million in assets) was acquired in April 2004.

HIGHLIGHTS FOR THE SECOND QUARTER OF 2004

•                  Organic loan growth was $100.7 million.

•                  Our net interest margin increased to 5.61% for the second quarter of 2004 from 5.17% for the first quarter of 2004.

•                  Deposit cost reached an all-time low at 0.34% for the second quarter of 2004 compared to 0.36% and 0.40% for the first quarter of 2004 and the fourth quarter of 2003.

•                  Demand deposits totaled $952.9 million and represented 44% of total deposits at quarter end.

•                  Credit quality remains strong.  The ratio of nonaccrual loans to net loans was 0.44% at June 30, 2004, compared to 0.45% at March 31, 2004, and 0.46% at December 31, 2003.

•                  We completed the Harbor National Bank acquisition on April 16, 2004, adding $173 million in assets and three banking locations in Orange County, California.  We paid $35.5 million for all the outstanding common stock and options of Harbor National Bank.

Matt Wagner, President and Chief Executive Officer, stated, “We’re very pleased with our second quarter results.  Our loan growth in the second quarter alone surpassed the total organic growth of $95 million achieved in the preceding two quarters combined.  Our deposit growth was also notable, as we increased total deposits by over $201 million since the end of 2003, including $157 million of acquired deposits, and increased our demand deposits to 44% of total deposits.  We accomplished this organic growth in addition to completing our acquisition of Harbor National Bank during the quarter, adding three banking offices to our footprint in Orange County.  Through the acquisitions of Harbor and FC Financial, we continued to build on the First Community Bancorp platform to increase franchise value, enhance our base for organic growth, and augment our earnings.  We accomplished this growth while still maintaining our focus on credit quality.  While our loan portfolio has increased $354 million since the end of 2003, our ratio of nonaccrual loans to total loans has remained very low.”

Vic Santoro, Executive Vice President and Chief Financial Officer, also commented, “Last quarter, our net interest margin – one of our key performance measures - increased for the first time in almost one and one-half years.  This quarter our margin improved even more, increasing 44 basis points from the first quarter to 5.61%.  We also were able to improve our efficiency ratio during this quarter, reducing it to 57.4% from 58.8% in the first quarter.  We continue to monitor and manage our overhead costs to maximize the earnings impact of our increasing margin and organic loan growth.”

SECOND QUARTER RESULTS

Dollars in millions, except per share data	Second Quarter 2004	First Quarter 2004	% Change	Second Quarter 2003	% Change

Diluted Earnings per share	$0.55	$0.47	17.0	$0.55	—
Net Earnings	$8.8	$7.5	17.3	$8.6	2.3
Return on Average Assets (“ROA”)	1.32%	1.23%	7.3	1.60%	(17.5)
Return on Average Equity (“ROE”)	10.3%	8.9%	15.7	10.7%	(3.7)
Efficiency Ratio	57.4%	58.8%	(2.4)	52.0%	10.4

The increases in net earnings, ROA, and ROE for the second quarter of 2004 compared to the first quarter of 2004 were due to our organic loan growth and the FC Financial and Harbor National Bank acquisitions.  Second quarter 2003 net earnings included after-tax securities gains of $1.0 million, or $0.06 per diluted share, resulting from a restructuring of securities portfolios of acquired banks; there were no such gains in the 2004 period.

YEAR TO DATE RESULTS

Dollars in millions, except per share	Six Months Ended June 30,
data	2004	2003	% Change

Diluted Earnings per share	$1.02	$1.01	1.0
Net Earnings	$16.3	$15.9	2.5
ROA	1.28%	1.47%	(12.9)
ROE	9.6%	10.0%	(4.0)
Efficiency Ratio	58.0%	54.3%	6.8

Comparisons of net earnings, ROA and ROE for the six months ended June 30, 2004, and 2003 are affected by securities gains.  Net earnings for the first half of 2003 included after tax securities gains of $1.0 million, or $0.06 per diluted share.  After tax securities gains included in net earnings for the first half of 2004 totaled $17,000.

BALANCE SHEET GROWTH

Total assets increased 12% from year end 2003 to $2.7 billion at June 30, 2004, with gross loans totaling $2.0 billion.  Second quarter 2004 net loan growth was $234.5 million, resulting from organic loan growth of $100.7 million and loans acquired in acquisitions of $133.8 million.  Organic loan growth since year end 2003 totaled $145.7 million.  Deposits increased $201.6 million, or 10%, from year end 2003 to $2.2 billion at June 30, 2004, with noninterest-bearing deposit balances totaling $952.9 million, or 44% of total deposits.  The Harbor National Bank acquisition added $156.8 million in deposits.

In early February 2004, we issued $60.0 million in trust preferred securities used to fund the FC Financial and Harbor National Bank acquisitions.  Following the acquisition of FC Financial, we repaid $60.7 million of FC Financial debt from the proceeds of sales of investment securities.  In early June 2004, we locked in a six-month, $55.0 million borrowing from the Federal Home Loan Bank at a fixed rate of 1.59% per annum in order to meet loan demand.

NET INTEREST INCOME CONTINUES TO EXPAND

Net interest income increased 28% to $31.3 million for the second quarter of 2004, compared to $24.4 million for the same period of 2003.  The year-over-year increase was due primarily to the Company adding interest-earning assets from organic loan growth and acquisitions.  Interest income increased by $7.2 million, or 26%, while interest expense increased by $278,000, or 9%, for the second quarter of 2004 when compared to the same period of 2003.  Interest expense on deposits decreased by $707,000, or 28%, for the second quarter of 2004 when compared to the same period of 2003.  The decline in interest expense on deposits was largely the result of the declining interest rate environment during that twelve-month period.

Net interest income increased $8.8 million, or 18%, for the six months ended June 30, 2004, when compared to the same period of 2003.  This growth was the result of the $325.7 million increase in average earning assets for the first six months of 2004, when compared to the same period of 2003, in addition to the effect of both the declining interest rate environment and the increasing ratio of DDA deposits to total deposits on our interest-bearing liabilities costs.  The cost of our interest-bearing liabilities declined to 1.00% for the six months ended June 30, 2004, from 1.18% for the six months ended June 30, 2003.

NET INTEREST MARGIN INCREASES SIGNIFICANTLY

The Company’s net interest margin for the second quarter of 2004 was 5.61%, an increase of 19 basis points when compared to the same period of 2003 and an increase of 44 basis points when compared to the first quarter of 2004 net interest margin of 5.17%.  Yields on average earning assets were 6.22% and 6.11% for the second quarter of 2004 and 2003, respectively, and 5.78% for the first quarter of 2004.  The increase in the yield on average earning assets and the increase in the net interest margin for the second quarter of 2004 when compared to the same period of 2003 and the first quarter of 2004 are attributable to a combination of organic loan growth and the loans from the FC Financial acquisition.  The FC Financial loans yielded 14.2% for the second quarter 2004 on an average balance of approximately $75 million.  The average cost of deposits was 0.34% for the second quarter of 2004 compared to 0.57% and 0.36% for the second quarter of 2003 and the first quarter of 2004.  The overall cost of interest-bearing liabilities decreased to 1.01% for the second quarter of 2004 compared to 1.12% for the same period of 2003 and increased from 0.99% for the first quarter of 2004.  The slight increase from the first quarter of 2004 is the result of a full quarter’s impact of the subordinated debentures issued during the first quarter of 2004.

NONINTEREST INCOME BEFORE SECURITIES GAINS IS RELATIVELY FLAT

Noninterest income for the second quarter of 2004 totaled $4.1 million, representing a decrease of $2.0 million from the same period of 2003.  The decrease is largely the result of no securities gains in the 2004 period compared to $1.8 million in the 2003 period.  During the second quarter of 2003, we restructured the securities portfolios of acquired banks through sales that resulted in the gains.   Noninterest income remained unchanged from the first quarter of 2004.  Noninterest income for the six months ended June 30, 2004, totaled $8.2 million, a decrease of $2.0 million from the same period of 2003.  The decrease is related to the securities gains mentioned previously.

NONINTEREST EXPENSE TRACKS GROWTH

Noninterest expense for the second quarter of 2004 totaled $20.3 million compared to $15.9 million and $17.9 million for the second quarter of 2003 and the first quarter of 2004.  The increases in noninterest expense from both the second quarter of 2003 and the first quarter of 2004 were primarily due to increases in staff and premises expenses associated with the three acquisitions consummated since June 30, 2003.  The increase in salaries and employee benefits expense, or compensation, for the first six months of 2004 compared to the same period in 2003 is largely the result of an increased number of employees due to acquisitions and expanded business activity, in addition to the amortization of restricted and performance stock awarded after June 30, 2003.  Compensation increased by $1.3 million to $11.0 million for the second quarter of 2004 from $9.7 million for the first quarter of 2004.  Approximately $700,000 of this increase resulted from increased headcount.  The remaining $600,000 of the increase resulted from deferred and incentive compensation accruals.  In June 2004, we awarded 56,080 shares of restricted stock to senior employees who elected to receive restricted stock vesting over 3 years in lieu of cash bonuses to be earned in 2004.  We expect that the next two quarters will each include deferred compensation expense and restricted stock amortization expense of approximately $2.0 million.  Premises expenses increased due to the banking and lending offices acquired and to a $295,000 leasehold improvements write-off related to the relocation of a branch office.  Intangible asset amortization increased during all periods because of the core deposit and customer relationship intangibles added by the Verdugo, FC Financial, and Harbor acquisitions.

Noninterest expense for the second quarter of 2004 includes the following noncash items totaling $2.4 million:

•                  Core deposit and customer relationship intangible amortization of $826,000 resulting from the Company’s multiple acquisitions.

•                  Stock compensation of $1.3 million related to 575,080 shares of our common stock underlying restricted stock and performance stock awards made to employees during the latter half of 2003 and the first six months of 2004.  There was no stock compensation expense during the second quarter of 2003.

•                  Leasehold improvements write-off totaling $295,000.

CREDIT QUALITY REMAINS VERY HIGH

The ratio of nonperforming assets to total loans and OREO declined to 0.44% at June 30, 2004, from 0.45% at March 31, 2004, 0.46% at December 31, 2003, and 0.69% at June 30, 2003.  Nonperforming assets were $8.6 million at June 30, 2004, $7.7 million at March 31, 2004, and $7.4 million at December 31, 2003.  Nonperforming assets were $9.9 million at June 30, 2003.

Annualized net charge-offs as a percentage of average loans were 0.05% for the first six months of 2004 compared to 0.18% for the same period of 2003.  The allowance for loan losses totaled $30.3 million at June 30, 2004, or 1.56% of loans, net of deferred fees and costs.  During the second quarter of 2004, the allowance increased $2.3 million as a result of net recoveries, the Harbor National Bank acquisition, and a provision of $200,000.  The provision was made in consideration of loan growth and the risk inherent in the portfolio.

REGULATORY CAPITAL MEASURES ARE ABOVE THE WELL-CAPITALIZED MINIMUMS

The Company and the Banks remained well capitalized at June 30, 2004.  Regulatory capital ratios are as follows:

	First National	Pacific Western	Consolidated Company
Tier 1 leverage capital ratio	9.68%	8.20%	8.63%
Tier 1 risk-based capital ratio	10.22%	8.98%	9.26%
Total risked-based capital ratio	11.48%	10.09%	10.53%

We have issued and have outstanding trust preferred securities totaling $118.0 million, a portion of which is treated as regulatory capital for purposes of determining the Company’s Tier I capital ratios.  The Board of Governors of the Federal Reserve System, which is the Company’s banking regulator, has proposed to modify its rule on the amount of trust preferred securities that may be included in regulatory capital.  As the final ruling has not been issued, it is not possible to estimate the effect, if any, such final rule would have on the Company’s Tier I regulatory capital.

ABOUT FIRST COMMUNITY BANCORP

First Community Bancorp is a bank holding company with $2.7 billion in assets as of June 30, 2004, with two wholly-owned banking subsidiaries, Pacific Western National Bank and First National Bank.  Through the Banks’ 35 full-service community banking branches, First Community provides commercial banking services, including real estate, construction and commercial loans, to small and medium-sized businesses.  Pacific Western has 22 branches throughout Los Angeles, Orange, Riverside and San Bernardino Counties, and First National Bank has 13 branches across San Diego County.  Through its subsidiary FC Financial, First National Bank provides working capital financing to growing companies located throughout the Southwest, primarily in the states of Arizona, California and Texas.  Additional information regarding First Community Bancorp is available on the Internet at www.firstcommunitybancorp.com.  Information regarding Pacific Western National Bank and First National Bank is also available on the Internet at www.pacificwesternbank.com and www.banksandiego.com, respectively.

FORWARD-LOOKING STATEMENTS

This press release contains certain forward-looking information about First Community that is intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking statements. Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of First Community. First Community cautions readers that a number of important factors could cause actual results to differ materially from those expressed in, implied or projected by, such forward-looking statements. Risks and uncertainties include, but are not limited to: the possibility that personnel changes will not proceed as planned; planned acquisitions and relative cost savings cannot be realized or realized within the expected time frame; revenues are lower than expected; competitive pressure among depository institutions increases significantly; the integration of acquired businesses costs more, takes longer or is less successful than expected; the cost of additional capital is more than expected; a change in the interest rate environment reduces interest margins; general economic conditions, either nationally or in the market areas in which First Community operates, are less favorable than expected; legislative or regulatory requirements or changes that adversely affect First Community’s business or regulatory capital requirements, or that alter the regulatory capital treatment of the Company’s trust preferred securities; changes in the securities markets and other risks that are described in First Community’s public filings with the U.S. Securities and Exchange Commission (the “SEC”). If any of these risks or uncertainties materializes or if any of the assumptions underlying such forward-looking statements proves to be incorrect, First Community’s results could differ materially from those expressed in, implied or projected by, such forward-looking statements. First Community assumes no obligation to update such forward-looking statements.

For a more complete discussion of risks and uncertainties, investors and security holders are urged to read First Community Bancorp’s annual report on Form 10-K for the year ended December 31, 2003 and other documents filed by the Company with the Securities and Exchange Commission.  The documents filed by First Community with the Commission may be obtained at First Community Bancorp’s website at www.firstcommunitybancorp.com or at the Commission’s website at www.sec.gov.  These documents may also be obtained free of charge from First Community by directing a request to: First Community Bancorp c/o Pacific Western Bank, 275 North Brea Boulevard, Brea, CA 92821.  Attention: Investor Relations. Telephone 714-671-6800.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2004	December 31, 2003
	(Dollars in thousands, except per share data)
Assets:
Cash and due from banks	$115,809	$101,968
Federal funds sold	7,500	2,600
Total cash and cash equivalents	123,309	104,568

Interest-bearing deposits in financial institutions	2,295	311

Federal Reserve Bank and Federal Home Loan Bank stock, at cost	19,842	14,662
Securities available-for-sale	281,244	417,656
Total securities	301,086	432,318

Gross loans	1,956,784	1,600,606
Deferred fees and costs	(6,683)	(4,769)
Loans, net of deferred fees and costs	1,950,101	1,595,837
Allowance for loan losses	(30,349)	(25,752)
Net loans	1,919,752	1,570,085
Premises and equipment, net	15,028	14,004
Intangible assets	270,153	221,956
Cash surrender value of life insurance	51,411	50,287
Other assets	38,776	28,798
Total Assets	$2,721,810	$2,422,327

Liabilities and Shareholders’ Equity:
Liabilities:
Noninterest-bearing deposits	$952,903	$814,365
Interest-bearing deposits	1,198,403	1,135,304
Total deposits	2,151,306	1,949,669

Accrued interest payable and other liabilities	30,050	21,597
Short-term borrowings	69,600	53,700
Subordinated debentures	121,654	59,798
Total Liabilities	2,372,610	2,084,764

Shareholders’ Equity:
Common stock	314,162	308,336
Retained earnings	54,733	44,706
Unearned equity compensation	(16,003)	(13,811)
Accumulated other comprehensive income:
Unrealized loss on securities available-for-sale, net	(3,692)	(1,668)
Total Shareholders’ Equity	349,200	337,563
Total Liabilities and Shareholders’ Equity	$2,721,810	$2,422,327

Shares outstanding (includes 575,080 shares at June 30, 2004, and 460,000 shares at December 31, 2003, underlying restricted stock awards)	16,087,643	15,893,141
Book value per share	$21.71	$21.24

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
	(In thousands, except per share data)
Interest income:
Interest and fees on loans	$32,356	$25,356	$58,581	$50,967
Interest on interest-bearing deposits in financial institutions	15	6	17	9
Interest on investment securities	2,363	2,046	5,484	4,363
Interest on federal funds sold	67	211	141	278
Total interest income	34,801	27,619	64,223	55,617
Interest expense:
Interest expense on deposits	1,812	2,519	3,583	5,400
Interest expense on short-term borrowings	145	11	213	33
Interest expense on subordinated debentures	1,503	652	2,752	1,306
Total interest expense	3,460	3,182	6,548	6,739
Net interest income	31,341	24,437	57,675	48,878
Provision for loan losses	200	180	200	300
Net interest income after provision for loan losses	31,141	24,257	57,475	48,578
Noninterest income:
Service charges and fees on deposit accounts	2,126	2,279	4,425	4,413
Other commissions and fees	981	884	1,840	1,948
Gain on sale of loans	135	448	306	586
Gain on sale of securities	—	1,756	30	1,756
Increase in cash surrender value of life insurance	489	510	996	822
Other income	348	227	559	655
Total noninterest income	4,079	6,104	8,156	10,180
Noninterest expense:
Salaries and employee benefits	11,016	8,050	20,741	16,059
Occupancy	2,851	2,093	5,165	4,437
Furniture and equipment	748	815	1,487	1,587
Data processing	1,146	1,204	2,171	2,497
Other professional services	792	554	1,464	1,099
Business development	301	221	566	421
Communications	528	519	1,025	1,059
Insurance and assessments	414	400	793	727
Cost of real estate owned	—	11	—	168
Intangible asset amortization	826	587	1,517	1,175
Other	1,720	1,415	3,278	2,840
Total noninterest expense	20,342	15,869	38,207	32,069
Earnings before income taxes	14,878	14,492	27,424	26,689
Income taxes	6,040	5,849	11,086	10,813
Net earnings	$8,838	$8,643	$16,338	$15,876
Per share information:
Number of shares (weighted average)
Basic	15,489.7	15,370.1	15,470.7	15,350.1
Diluted	15,955.4	15,785.1	15,956.7	15,778.4
Net earnings per share
Basic	$0.57	$0.56	$1.06	$1.03
Diluted	$0.55	$0.55	$1.02	$1.01

UNAUDITED AVERAGE BALANCE SHEETS

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
	(Dollars in thousands)
Average Assets:
Loans, net of deferred fees and costs	$1,896,606	$1,453,974	$1,755,080	$1,468,145
Investment securities	320,074	286,088	362,241	305,332
Federal funds sold	29,189	70,441	29,617	47,472
Interest-bearing deposits in financial institutions	2,696	1,663	1,595	1,847
Average earning assets	2,248,565	1,812,166	2,148,533	1,822,796
Other assets	450,661	360,292	426,602	353,944
Average total assets	$2,699,226	$2,172,458	$2,575,135	$2,176,740

Average Liabilities and Shareholders’ Equity:
Average Liabilities:
Noninterest-bearing deposits	$938,913	$691,906	$882,407	$681,495
Interest-bearing deposits	1,223,170	1,088,704	1,180,837	1,103,577
Average deposits	2,162,083	1,780,610	2,063,244	1,785,072
Other interest-bearing liabilities	154,925	40,126	132,828	41,864
Other liabilities	36,507	27,825	36,246	28,801
Average liabilities	2,353,515	1,848,561	2,232,318	1,855,737
Average equity	345,711	323,897	342,817	321,003
Average liabilities and shareholders’ equity	$2,699,226	$2,172,458	$2,575,135	$2,176,740

Yield Analysis:
Average earning assets	$2,248,565	$1,812,166	$2,148,533	$1,822,796
Yield	6.22%	6.11%	6.01%	6.15%
Average interest-bearing deposits	$1,223,170	$1,088,704	$1,180,837	$1,103,577
Cost	0.60%	0.93%	0.61%	0.99%
Average deposits	$2,162,083	$1,780,610	$2,063,244	$1,785,072
Cost	0.34%	0.57%	0.35%	0.61%
Average interest-bearing liabilities	$1,378,095	$1,128,830	$1,313,665	$1,145,441
Cost	1.01%	1.12%	1.00%	1.18%

Interest spread	5.21%	4.99%	5.01%	4.97%
Net interest margin	5.61%	5.42%	5.40%	5.41%

Average interest sensitive liabilities	$2,317,008	$1,820,736	$2,196,072	$1,826,936
Cost	0.60%	0.69%	0.60%	0.74%

LOAN CONCENTRATION

	As of the Dates Indicated
	06/30/04	03/31/04	12/31/03	9/30/03	6/30/03
	(Dollars in thousands)
Loan Category:
Domestic:
Commercial	$542,052	$494,394	$426,796	$411,648	$382,636
Real estate–construction	429,652	358,212	347,321	343,235	342,487
Commercial real estate–mortgage	855,447	749,875	712,390	680,783	611,527
Consumer	41,087	31,503	31,383	34,030	20,245
Foreign:
Commercial	74,191	71,993	67,821	66,944	61,873
Other	14,355	15,553	14,895	14,082	17,090
Gross Loans	1,956,784	1,721,530	1,600,606	1,550,722	1,435,858
Less deferred fees and costs	(6,683)	(5,925)	(4,769)	(4,058)	(3,435)
Less allowance for loan losses	(30,349)	(28,058)	(25,752)	(25,768)	(23,881)
Total Loans	$1,919,752	$1,687,547	$1,570,085	$1,520,896	$1,408,542

CREDIT QUALITY MEASURES

	As of or For the Periods Ended
	6 Months 6/30/04	3 Months 3/31/04	Year 12/31/03	9 Months 9/30/03	6 Months 6/30/03
	(Dollars in thousands)

Loans past due 90 days or more and still accruing	$—	$—	$—	$—	$—
Nonaccrual loans and leases	8,559	7,678	7,411	9,509	9,725
Other real estate owned	—	—	—	—	136
Nonperforming assets	$8,559	$7,678	$7,411	$9,509	$9,861

Impaired loans, gross	$8,559	$7,678	$7,411	$9,509	$9,725
Allocated allowance for loan losses	(1,772)	(1,668)	(2,267)	(2,358)	(1,791)
Net investment in impaired loans	$6,787	$6,010	$5,144	$7,151	$7,934

Charged-off loans year-to-date	$(1,794)	$(1,525)	$(4,476)	$(4,142)	(3,192)
Recoveries year-to-date	1,372	573	3,005	2,687	1,846
Net charge-offs	$(422)	$(952)	$(1,471)	$(1,455)	$(1,346)

Allowance for loan losses to loans, net of deferred fees and costs	1.56%	1.64%	1.61%	1.67%	1.67%
Allowance for loan losses to nonaccrual loans and leases	354.6%	365.4%	347.5%	271.0%	245.6%
Allowance for loan losses to nonperforming assets	354.6%	365.4%	347.5%	271.0%	242.2%
Nonperforming assets to loans and OREO	0.44%	0.45%	0.46%	0.61%	0.69%
Annualized net charge-offs to average loans	(0.05)%	(0.24)%	(0.10)%	(0.13)%	(0.18)%
Nonaccrual loans to loans, net of deferred fees and costs	0.44%	0.45%	0.46%	0.61%	0.68%

ALLOWANCE FOR LOAN LOSSES

	For the Periods Ended
	6 Months 06/30/04	3 Months 03/31/04	Year 12/31/03	9 Months 9/30/03	6 Months 6/30/03
	(Dollars in thousands)

Balance at beginning of period	$25,752	$25,752	$24,294	$24,294	$24,294
Loans charged-off:
Commercial	(1,218)	(1,013)	(3,331)	(3,226)	(2,484)
Real estate – construction	—	—	—	—	—
Real estate – mortgage	(30)	—	—	—	—
Consumer	(202)	(171)	(1,145)	(916)	(708)
Foreign	(344)	(341)	—	—	—
Total loans charged-off	(1,794)	(1,525)	(4,476)	(4,142)	(3,192)

Recoveries on loans charged-off:
Commercial	1,149	461	2,453	2,214	1,455
Real estate – construction	—	—	—	—	—
Real estate – mortgage	45	5	84	81	65
Consumer	163	92	468	392	326
Foreign	15	15	—	—	—
Total recoveries on loans charged-off	1,372	573	3,005	2,687	1,846
Net loans charged-off	(422)	(952)	(1,471)	(1,455)	(1,346)
Provision for loan losses	200	—	300	300	300
Additions due to acquisitions	4,819	3,258	2,629	2,629	633
Balance at end of period	$30,349	$28,058	$25,752	$25,768	$23,881